UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*

                            Felcor Suite Hotels, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    314305103
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                                 (CUSIP Number)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 314305103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      LaSalle Advisors Capital Management, Inc.
      36-4160747
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Maryland
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                  5     Sole Voting Power
  Number of
   Shares               257,900
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        257,900
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        281,200
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      539,100
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X|

      Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership.
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11    Percent of Class Represented By Amount in Row (9)

      1.3%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 314305103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      ABKB/LaSalle Securities Limited Partnership
      36-3991973
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Maryland
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                  5     Sole Voting Power
  Number of
   Shares               252,200
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             780,440
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        252,200
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        824,200
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,076,400
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X|

      Excludes shares beneficially owned by LaSalle Advisors
      Capital Management, Inc.
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11    Percent of Class Represented By Amount in Row (9)

      2.5%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a) Name of Issuer:     Felcor Suite Hotels, Inc.

         (b) Address of Issuer's Principal Executive Offices

             545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062

Item 2.

      LaSalle Advisors Capital Management, Inc. provides the following information:

         (a) Name of Person Filing:  LaSalle Advisors Capital Management, Inc.

         (b) Address of Principal Business Office or, if none, Residence

             200 East Randolph Drive, Chicago, Illinois  60601

         (c) Citizenship:                       Maryland

         (d) Title of Class of Securities:      Common Stock

         (e) CUSIP Number:                      314305103


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a) Name of Person Filing:  ABKB/LaSalle Securities Limited Partnership

         (b) Address of Principal Business Office or, if none, Residence

             200 East Randolph Drive, Chicago, Illinois  60601

         (c) Citizenship:                       Maryland

         (d) Title of Class of Securities:      Common Stock

         (e) CUSIP Number:                      314305103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_|    Broker or Dealer registered under Section 15 of the Act
         (b) |_|    Bank as defined in Section 3(a)(6) of the Act
         (c) |_|    Insurance Company as defined in Section 3(a)(19) of the Act
         (d) |_|    Investment Company registered under Section 8 of the
                    Investment Company Act
         (e) |X|(3) Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940
         (f) |_|    Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund;
                    see ss.240.13d-1(b)(1)(ii)(F)
         (g) |_|    Parent Holding Company, in accordance with
                    ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h) |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
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(3) This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4.  Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     LaSalle Advisors Capital Management, Inc. provides the following information:

      (a) Amount Beneficially Owned:                                     539,100
      (b) Percent of Class:                                                 1.3%
      (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:                257,900

          (ii)  shared power to vote or to direct the vote:                    0

          (iii) sole power to dispose or to direct the disposition of:   257,900

          (iv)  shared power to dispose or to direct the disposition of: 281,200

     ABKB/LaSalle Securities Limited Partnership provides the following information:

     (a) Amount Beneficially Owned:                                    1,076,400
     (b) Percent of Class:                                                  2.5%
     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:                  252,200

        (ii)  shared power to vote or to direct the vote:                780,440

        (iii) sole power to dispose or to direct the disposition of:     252,200

        (iv)  shared power to dispose or to direct the disposition of:   824,200

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.


Item 8. Identification and Classification of Members of the Group

     The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

     ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The parties agree that this statement is filed on behalf of each of them.

Dated: February 13, 1998

                                    LASALLE ADVISORS CAPITAL MANAGEMENT, INC.

                                    By:   /s/  William K. Morrill, Jr.
                                          ----------------------------------
                                    Name: William K. Morrill, Jr.
                                    Title:    Managing Director

                                    ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                    By:   /s/  William K. Morrill, Jr.
                                          ----------------------------------
                                    Name: William K. Morrill, Jr.
                                    Title:    Managing Director